     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1997
                                                     REGISTRATION NO. 333-______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                              ____________________
                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under
                           The Securities Act of 1933
                           --------------------------

                              BF ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)
         DELAWARE                                           94-3038456
    (State or other        100 Bush Street, Suite 1250   (I.R.S. Employer)
      jurisdiction of        San Francisco, CA 94104
     incorporation or
      organization)
  Identification Number)

                    (Address of principal executive offices)
                              ____________________
                   BF ENTERPRISES, INC. AMENDED AND RESTATED
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

                      BF ENTERPRISES, INC. 1993 LONG-TERM
                           EQUITY INCENTIVE PLAN and

                     BF ENTERPRISES, INC. 1994 STOCK OPTION
                           PLAN FOR OUTSIDE DIRECTORS
                            (Full title of the plan)
                              ____________________
                               John M. Price, Esq.
         Senior Vice President, General Counsel, Secretary and Treasurer
                           100 Bush Street, Suite 1250
                            San Francisco, CA  94104
                                 (415) 989-6580
 (Name, address and telephone number, including area code, of agent for service)
                                   Copies to:
                            Christopher Kaufman, Esq.
                                Latham & Watkins
                        505 Montgomery Street, Suite 1900
                          San Francisco, CA  94111-2586
                                 (415) 391-0600
                              ____________________
                         Calculation of Registration Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                  Proposed
                                     Proposed     Maximum
Title of              Amount         Maximum      Aggregate     Amount of
Securities to          to be      Offering Price  Offering    Registration
be Registered       Registered    Per Share (1)   Price (1)      Fee (1)
--------------------------------------------------------------------------------
Common Stock,                           $             $              $
$0.10 par value     1,099,413        $5.4207     $5,959,676.3     $1,806
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated for the purpose of calculating the registration fee (i) pursuant to Rule 457(h) on the basis of the exercise price per share of outstanding options for 263,000 shares at $2.50 per share, outstanding options for 218,500 shares at $2.875 per share, outstanding options for 100,000 shares at $4.75 per share, outstanding options for 100,000 shares at $6.25 per share, outstanding options for 10,000 shares at $3.875 per share, outstanding options for 4,000 shares at $5.875 per share, outstanding options for 4,000 shares at $6.00 per share, outstanding options for 5,000 shares at $6.25 per share, outstanding options for 4,000 shares at $9.00 per share, and (ii) pursuant to Rule 457(c) for the remaining 390,913 shares registered hereunder (the average ($8.75) of the high ($9.25) and low ($8.25) prices for the Registrant's Common Stock on the Nasdaq National Market System on July 14, 1997



                                             Total Pages 19
                                       Exhibit Index on Page II-6

                                     PART I
                                EXPLANATORY NOTE

     In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), the information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise).

     In addition, this Registration Statement covers the reoffer and resale of the shares of Common Stock (as defined below) issued under the BF Enterprises, Inc. Amended and Restated Management Incentive Compensation Plan and the BF Enterprises, Inc. 1993 Long-Term Equity Incentive Plan by the Selling Stockholders, as identified below. The reoffer prospectus has been prepared in accordance with the requirements of Part I of Form S-3, and pursuant to General Instruction C of Form S-8, may be used for reoffers or resales of such shares held by the Selling Shareholders.

REOFFER PROSPECTUS


                              BF ENTERPRISES, INC.

                         277,413 Shares of Common Stock
                           (par value, $.10 per share)

     This Prospectus of BF Enterprise, Inc., a Delaware corporation (the "Registrant" or the "Company"), relates to the offer and sale of 277,413 shares of common stock, par value $.10 per share (the "Common Stock"), issued to the Selling Stockholders pursuant to the BF Enterprises, Inc. Amended and Restated Management Incentive Compensation Plan (the "Management Plan")(1), and BF Enterprises, Inc. 1993 Long-Term Equity Incentive Plan (the "Incentive Plan")(2). These shares may be offered hereby from time to time by the Selling Stockholders for their own benefit. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares of Common Stock offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq National Market System ("Nasdaq") or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders. One or more of the Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Common Stock of the Company is listed on Nasdaq under the symbol "BFEN." On July 10, 1997, the last reported sale price of the Company's Common Stock on Nasdaq was $8.3125.


     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is July 15, 1997.



--------------------

1. The Selling Stockholders were granted the following options to purchase shares of Common Stock under the Management Plan: Brian P. Burns, 150,000 shares; Paul Woodberry, 51,088 shares; Stuart B. Aronoff, 17,325 shares; John M. Price, 12,000 shares and S. Douglas Post, 6,000 shares. All of the Selling Stockholders exercised their respective options on July 9, 1987.

2. The Selling Stockholders were granted the following shares of restricted Common Stock under the Incentive Plan on January 3, 1995: Brian P. Burns, 15,000 shares; Paul Woodberry, 7,000 shares; Stuart B. Aronoff, 6,500 shares; John M. Price, 6,500 shares and S. Douglas Post, 6,000 shares.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Stock is listed on Nasdaq and similar information concerning the Company can be inspected and copied at the offices of Nasdaq.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and otherwise incorporated by reference therein, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997; and (iii) all reports filed pursuant to Sections 13(a), 13(c), 14 and 15(d) after the filing of this Prospectus and before the filing of a post-effective amendment which indicates that all securities offered in connection with this Prospectus have been sold or which deregisters all securities then remaining unsold, and (iv) the description of Common Stock contained in the Company's Form 10 filed with the Commission on June 23, 1987, respectively, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents (such documents and the documents enumerated above being hereinafter referred to as "Incorporated Documents").

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to BF Enterprises, Inc., 100 Bush Street, Suite 1250, San Francisco, California 94104, Attention: Corporate Secretary, telephone number (415) 989-6580.

                                   THE COMPANY

     The Company was incorporated in the State of Delaware in 1987. The Company is currently engaged primarily in the real estate business, including the development of a large tract of land, known as Meadow Pointe, in suburban Tampa, Florida. Additionally, the Company owns and leases a 220,000 square foot building on 16 acres in Tempe, Arizona and owns 22 acres of undeveloped land in suburban Nashville, Tennessee.

     The Company's principal executive offices are located at 100 Bush Street, Suite 1250, San Francisco, California 94104, and its telephone number is
(415)989-6580.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS IN THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "PLANS," "EXPECTS," "ANTICIPATES," "ESTIMATES," "SHOULD" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH BELOW CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY ANY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS MAY BE UPDATED FROM TIME TO TIME IN DOCUMENTS FILED WITH THE COMMISSION AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

REAL ESTATE RISKS GENERALLY

     Real estate investments are relatively illiquid, and the related market values may be adversely affected by changes in the local economies in which the properties are located, including oversupply of property, a reduction in demand for rental space, the attractiveness of certain sites to purchasers or tenants and competition from other available property. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans with Disabilities Act, environmental regulations and tax laws), interest rate levels and the availability of financing.

     The real estate industry is highly competitive. The Company competes with many other firms and individuals who develop real estate or hold undeveloped property for lease or sale or developed property for lease or sale, some of whom are better capitalized than the Company. While competitive conditions vary substantially, depending upon the geographical area and the type of real estate asset, within a particular market, the most significant competitive factors generally are location, price and zoning.

DEVELOPMENT OF MEADOW POINTE

     Development of the Company's Meadow Pointe project will take a number of years and is dependent upon, among other things, the availability of future financing on terms satisfactory to the Company, the strength of the general economy in the Tampa area and nationally, residential mortgage interest rates, competitive residential developments serving the same group of home buyers and other factors related to the local Tampa real estate market. Development of the Meadow Pointe project may also be affected by unforeseen environmental or hazardous waste conditions, general national economic conditions, and the financial strength of the homebuilders who purchase lots within Meadow Pointe and their continued ability to obtain construction financing and to provide acceptable housing products. During 1996, construction began at several other residential projects in the same market area as Meadow Pointe, along or near County Road 581. These new projects may have an adverse impact on the rate of lot sales at Meadow Pointe or lot price, or both.

NEED FOR SUBSTANTIAL FUTURE EXPENDITURE AT MEADOW POINTE

     The Company's business plan calls for substantial expenditures during the next several years relating to the planned development of Meadow Pointe. During the period February 1992 through March 1997, two community development districts encompassing the Meadow Pointe project issued approximately $60.7 million of capital improvement revenue bonds. The Company currently anticipates the future issuance of approximately $18.5 million of additional bonds by one of those community development districts. The proceeds of such bonds have been and are expected to be used to construct infrastructure improvements necessary for the development and sale of residential lots and multifamily and commercial parcels in Meadow Pointe. There can be no assurance that any additional bonds will be issued.

     The Company intends to pay for its future expenditures at Meadow Pointe and its other operating expenses with (i) cash generated from sales of property with Meadow Pointe and its other operations, and (ii) cash and cash equivalents on hand. There can be no assurance that the Company will generate sufficient cash or have sufficient cash and cash equivalents on hand to cover such expenditures. Moreover, there can be no assurance that the amounts currently projected will be sufficient to develop the long-term Meadow Pointe project.

ASSESSMENTS ON MEADOW POINTE PROPERTY

     Approximately $22 million of the capital improvement revenue bonds issued by the districts are payable in equal annual installments of principal and interest over 20 years. The balance of the bonds are payable over a fixed term, but must be prepaid in part each time a developed lot or other land is sold. Annual bond installments are paid by special assessments levied against individual parcels of land within Meadow Pointe. Under existing Florida law, any such bonds issued by a future district will be paid in a similar manner. These special assessments will be collected in the same manner as county property taxes. The outstanding bonds are secured by a first lien upon and pledge of such special assessments. If any parcel owner, including the Company (until such time as its land has been developed and sold or otherwise transferred), but excluding the districts and the county, fails to make payment of an assessment, then such owner's parcel will become subject to a lien which may be ultimately foreclosed for nonpayment. As long as the Company continues to own property within Meadow Pointe, it will remain obligated to pay such assessments and real estate taxes with respect to that property. There can be no assurance that the Company will be able to sell all of the property within Meadow Pointe and could thus remain obligated to pay assessments and real estate taxes attributable to unsold property. As of March 31, 1997, parcels of land owned by the Company were subject to bonds in the principal amount of approximately $28 million.

DEVELOPMENT AGREEMENT WITH DEVCO.

     In March 1991, the Company entered into a Development and Management Agreement (the "Development Agreement") with Devco II Corporation ("Devco"), a Florida corporation whose principals are experienced Tampa-area real estate developers. Under the Development Agreement, Devco is responsible for planning and managing, and advising the Company with respect to, the development of Meadow Pointe, including the sale of single family lots and multifamily and commercial parcels. The Development Agreement may be terminated by either party with or without cause. If the Development Agreement were terminated, the development of Meadow Pointe would be disrupted for some period of time and it would be necessary for the Company to retain another developer or undertake the remaining development activities on its own. While the Company has been engaged in the ownership of real estate in Florida and elsewhere, the Company has no direct experience in the development of projects such as Meadow Pointe.

GOVERNMENTAL REGULATION.

     The Company has received the primary governmental approvals and permits necessary to complete development of Meadow Pointe. As with all large real estate projects in Florida, however: (i) additional governmental approvals and permits will be required during the development process; (ii) no assurance can be given as to the receipt (or timing of receipt) of these approvals and permits; (iii) environmental rules and regulations are subject to change; and
(iv) in certain circumstances third parties can file lawsuits challenging governmental approvals or permits received, which lawsuits could cause substantial uncertainties and delays for the project. These extensive federal, state and local regulatory requirements, and "no growth" or "slow growth" political activities, could prevent, delay or significantly increase the cost of the development of Meadow Pointe.

RENTAL PROPERTY

     The Company owns a 220,000 square foot office building on 16 acres in Tempe, Arizona. In 1995, the Company entered into a 10-year triple net lease of the property to Bank One, Arizona, NA, a subsidiary of Banc One Corporation.
The initial term of the lease expires February 28, 2005, and the tenant has two five-year renewal options, with base rents equal to the market rental rates then in effect in the metropolitan Phoenix area. The lease provides for base rents during the last nine years of the initial term of: $1,452,000 in 1996; $1,628,000 in 1997; $1,707,000 in 1998; $1,826,000 in 1999; $1,848,000 in 2000;
$1,936,000 in 2001; $1,953,600 in 2002; $1,975,600 in 2003; $1,980,000 in 2004;
and $330,000 for the two months ending February 28, 2005. In 1996 the Company reported, and in each of the remaining eight years of the original lease term will report, in accordance with generally accepted accounting principles, rental income from the lease of $1,815,000, the average rental during the period January 1, 1996 through February 28, 2005. The Tempe building is large and leased to a single tenant. If the tenant elects not to extend the lease at the expiration of the initial term in 2005, the Company may have difficulty finding a new tenant or tenants and, whether or not Bank One extends the initial term of the lease, the prevailing rental rate in the area may then be much lower than is currently provided by the lease.

UNINSURED LOSSES

     The Company carries commercial general liability, all risk (including [earthquake] and flood coverage and rental loss coverages) insurance with customary policy specifications, limits and deductibles customarily carried for similar properties. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a property. The Company's management believes that its properties are adequately covered by insurance.

ENVIRONMENTAL CONCERNS

     Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. For example, liability may arise as a result of the historical use of a site or from the migration of contamination from adjacent or nearby properties. Any such contamination or liability may also reduce the value of the property. In addition, certain environmental laws and common law principles could be used to impose liability for release of asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. In connection with the ownership (direct or indirect) and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and therefore may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and injuries to persons and property.

     The Company is not aware of any environmental liability with respect to the real properties owned or leased by the Company that would have a material adverse effect on the Company's business, assets or results of operations.
There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability would have an adverse effect on the Company's results of operations and cash flow.

CONTROLLING STOCKHOLDERS

     As of June 30, 1997, Brian P. Burns, the Company's Chairman of the Board, President and Chief Executive Officer, beneficially owned approximately 44% of the outstanding Common Stock, and the directors and executive officers of the Company as a group, including Mr. Burns, beneficially owned approximately 55% of the Common Stock. Therefore, these stockholders will exercise a controlling influence over the business and affairs of the Company, including, but not limited to, having sufficient voting power to control the election of the entire Board of Directors of the Company and, in general, to determine the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, or the sale of substantially all of the Company's assets or preventing or causing a change in the control of the Company.


ABSENCE OF DIVIDENDS

     No cash dividends were paid in 1996 or 1995, and the Board of Directors of the Company currently does not expect to declare cash dividends, in an effort to conserve the Company's cash resources for payment of subordinated debentures, real estate development activities and other corporate purposes.

SHARES AVAILABLE FOR FUTURE SALE

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price of the Common Stock from time to time. Sales of substantial amounts of the Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. All of the proceeds will be received by the Selling Stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the nature of his position, office, or other material relationship with the Company within the past three years, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of June 30, 1997, and the number of shares and (if one percent or more) the percentage of Common Stock to be beneficially owned by such Selling Stockholder after the offering.




Name                            Relationship                Shares Owned      Shares
----                          with the Company                Prior to        Offered     Shares Owned After Offering
                              ----------------               Offering(1)      -------     ---------------------------
                                                             --------
                                                                                            Number(1)     Percent(1)
                                                                                            ------        -------
Brian P. Burns(2)(3)          Chairman of the Board,         1,769,338        165,000      1,604,338        42.6
                          President and Chief Executive
                                     Officer

Paul Woodberry(2)           Executive Vice President,          175,588         58,088        117,500         3.3
                             Chief Financial Officer
                                  and Director

Stuart B. Aronoff(2)         Senior Vice President-            177,400         23,825        153,575         4.3
                                 Operations and
                              Assistant Secretary

John M. Price(2)             Senior Vice President,            125,269         18,500        106,769         3.0
                                General Counsel,
                            Secretary and Treasurer

S. Douglas Post(2)            Vice President and                74,000         12,000         62,000         1.8
                                  Controller

_______________________________
(1) Applicable percentage of ownership is based on 3,703,893 shares of Common Stock outstanding as of June 30, 1997 and 3,467,480 shares of Common Stock after completion of this offering. The number of shares of Common Stock beneficially owned and calculation of percent ownership, in each case, take into account those shares of Common Stock underlying stock options that are currently exercisable or may be exercisable within 60 days from the date of this Prospectus.

(2) Includes shares subject to options to purchase shares of Common Stock that are currently exercisable or that may be exercisable within 60 days from the date of this Prospectus, as follows: Mr. Burns, 302,000 shares; Mr. Woodberry, 67,500 shares; Mr. Aronoff, 83,500 shares; Mr. Price, 83,500 shares and Mr. Post, 62,000 shares.

(3) Includes 678,200 shares owned by Frederick P. Furth, as to which Mr. Burns holds an irrevocable proxy until May 31, 2001 and as to which Mr. Burns disclaims beneficial ownership.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or their pledgees, donees, transferees or other successors in interest may sell shares of Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on Nasdaq or other over-the-counter market, (B) on a national stock exchange (on which the shares of Common Stock may be traded from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, or (C) in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transferors may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the transferors and/or commissions from purchasers of shares of Common Stock for whom they may act as agent. The transferors and any broker-dealers or agents that participate in the distribution of shares of Common Stock by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

     Under the securities laws of certain states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company has informed each of the Selling Stockholders that (i) the antimanipulation provisions of Regulation M under the Exchange Act may apply to purchase and sales of the Common Stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock and (ii) if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation (the "Certificate") of the Company mandates indemnification of all persons party to any action or threatened to be made party to an action, suit or proceeding (whether civil, criminal, administrative or legislative) by reason of the fact that he or she or a person of whom he or she is a legal representative, is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged in the person's official capacity or in any other capacity including service with respect to employee benefit plans (hereinafter "indemnitee"), to the fullest extent of and in accordance with the Delaware General Corporation Law (the "DGCL") against all expense liability or loss. However, the Company is obligated to indemnify a person seeking indemnity in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification may be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Under the Certificate, the right of indemnification is a contract right and includes the right to be reimbursed by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the Company in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by an indemnitee) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Certificate.

     Furthermore, if a claim brought under the Certificate as described above is not paid in full by the Company within 60 days (or 20 days in the case of a claim for expenses) after a written claim has been received by the Company, the person seeking indemnity may bring suit against the Company to recover the unpaid part of the claim and, if successful in whole or part, is also entitled to be paid the expense of prosecuting such claim. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), and (ii) any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under the Certificate or otherwise shall be on the Company.

     The right of indemnification shall not be exclusive of any other right the indemnitee may have.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by John M. Price, Senior Vice President, General Counsel, Secretary and Treasurer.

                                     EXPERTS

     The Company's consolidated financial statements and the related supplemental schedules, incorporated herein by reference to the Company's Annual Report on Form 10-K, have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports incorporated herein by reference and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.








                     ---------------------------------------


                                 277,413 SHARES

                              BF ENTERPRISES, INC.

                                  COMMON STOCK


                     ---------------------------------------

                                   PROSPECTUS

                     ---------------------------------------


                                  JULY 15, 1997


                     ---------------------------------------

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed with the Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997; and

         (c) The description of Common Stock contained in the Registrant's Form 10 filed with the Commission on June 23, 1987.

    In addition to the foregoing documents, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

    Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    The validity of the issuance of the shares of Common Stock described herein has been passed upon for the Registrant by John M. Price, Senior Vice President, General Counsel, Secretary and Treasurer.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Restated Certificate of Incorporation (the "Certificate") of the
Company mandates indemnification of all persons party to any action or threatened to be made party to an action, suit or proceeding (whether civil, criminal, administrative or legislative) by reason of the fact that he or she or a person of whom he or she is a legal representative, is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged in the person's official capacity or in any other capacity including service with respect to employee benefit plans (hereinafter "indemnitee"), to the fullest extent of and in accordance with the Delaware General Corporation Law (the "DGCL") against all expense liability or loss. However, the Company is obligated to indemnify a person seeking indemnity in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, except that no indemnification may be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Under the Certificate, the right of indemnification is a contract right and includes the right to be reimbursed by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the Company in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by an indemnitee) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Certificate.

    Furthermore, if a claim brought under the Certificate as described above is not paid in full by the Company within 60 days (or 20 days in the case of a claim for expenses) after a written claim has been received by the Company, the person seeking indemnity may bring suit against the Company to recover the unpaid part of the claim and, if successful in whole or part, is also entitled to be paid the expense of prosecuting such claim. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), and (ii) any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under the Certificate or otherwise shall be on the Company.

    The right of indemnification shall not be exclusive of any other right the indemnitee may have.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

    With respect to the restricted securities to be reoffered or resold pursuant to this Registration Statement, the sales and issuances of such restricted securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof and Rule 701 thereunder as transactions not involving a public offering. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to the distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. All purchasers had adequate access, through their employment or other relationships, to sufficient information about the Company to make an informed investment decision. No underwriter was employed with respect to any such sales.


ITEM 8.  EXHIBITS.
         --------

    4.1(1)    Restated Certificate of Incorporation of the Registrant.

    4.2(2)    Bylaws of the Registrant.

    5.1 Opinion of John M. Price, Senior Vice President, General Counsel, Secretary and Treasurer.

    10.1 BF Enterprises, Inc. Amended and Restated Management Incentive Compensation Plan

    10.2      BF Enterprises, Inc. 1993 Long-Term Equity Incentive Plan

    10.3      BF Enterprises, Inc. 1994 Stock Option Plan for Outside Directors

    23.1      Consent of Counsel (included in Exhibit 5.1).

    23.2      Consent of Arthur Andersen LLP.

    24.1      Power of Attorney (included on page II-5 of this Registration
              Statement).

---------------
(1) Filed as Exhibit 3(a) to Amendment No. 1 on Form 8 to the Registrant's Form 10 registration statement and incorporated herein by reference.

(2) Filed as Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference.


ITEM 9.  UNDERTAKINGS.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on this 15 day of July, 1997.

                                  BF ENTERPRISES, INC.

                                  By:  /s/ JOHN M. PRICE
                                       ---------------------------------------
                                       John M. Price
                                       Senior Vice President, General Counsel,
                                       Secretary and Treasurer

                                  POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint John M. Price with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of July 15, 1997.


    Signature                                    Title
    ---------                                    -----

/s/ BRIAN P. BURNS           Chairman of the Board of Directors, President
-------------------------    and Chief Executive Officer (Principal
Brian P. Burns               Executive Officer)


/s/ PAUL WOODBERRY           Executive Vice President, Chief Financial Officer
-------------------------    and Director (Principal Financial Officer)
Paul Woodberry

/s/ S. DOUGLAS POST          Vice President and Controller (Principal
-------------------------    Accounting Officer)
S. Douglas Post

/s/ DANIEL S. MASON          Director
-------------------------
Daniel S. Mason

/s/ RALPH T. MCELVENNY, JR.  Director
-------------------------
Ralph T. McElvenny, Jr.

/s/ CHARLES E.F. MILLARD     Director
-------------------------
Charles E.F. Millard

                                  INDEX TO EXHIBITS



    4.1(1)    Restated Certificate of Incorporation of the Registrant.


    4.2(2)    Bylaws of the Registrant.

    5.1 Opinion of John M. Price, Senior Vice President, General Counsel, Secretary and Treasurer.

    10.1 BF Enterprises, Inc. Amended and Restated Management Incentive Compensation Plan

    10.2      BF Enterprises, Inc. 1993 Long-Term Equity Incentive Plan

    10.3      BF Enterprises, Inc. 1994 Stock Option Plan for Outside Directors


    23.1      Consent of Counsel (included in Exhibit 5.1).

    23.2      Consent of Arthur Andersen LLP.

    24.1      Power of Attorney (included on page II-5 of this Registration
              Statement).


---------------
(1) Filed as Exhibit 3(a) to Amendment No. 1 on Form 8 to the Registrant's Form 10 registration statement and incorporated herein by reference.

(2) Filed as Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference.